Exhibit 99.1

FOR IMMEDIATE RELEASE

Acusphere Submits New Drug Application for FDA Approval of Imagify™

Watertown, MA, April 28, 2008 — Acusphere Inc. (NASDAQ: ACUS) announced today the submission of a New Drug Application (NDA) to the U.S. Food & Drug Administration (FDA) for approval to market its lead product candidate, Imagify™ (Perflubutane Polymer Microspheres for Injectable Suspension). Imagify is an ultrasound imaging agent for the detection of coronary artery disease, the leading cause of death in the United States. The NDA includes data from studies of Imagify in more than 1,000 patients worldwide, including two pivotal international multi-center Phase III clinical trials, RAMP-1 and RAMP-2 (Real-Time Assessment of Myocardial Perfusion).

Imagify is the first ultrasound imaging agent designed to assess blood flow in the heart (myocardial perfusion), a sensitive marker of coronary artery disease.  The Company believes it is also the first ultrasound imaging agent to demonstrate in large clinical trials clinically equivalent accuracy to nuclear stress testing, the current standard for assessing myocardial perfusion. Currently, perfusion information is not available using cardiac ultrasound, but must be obtained using a nuclear stress test, an expensive and time-consuming test that involves injecting the patient with a radioactive imaging agent. More than 10 million stress imaging procedures are done each year in the U.S. to detect coronary artery disease.

Sherri C. Oberg, Acusphere’s President and Chief Executive Officer, said, “We are delighted to have reached this critical milestone in the development of Imagify. We believe Imagify offers important benefits in the detection of heart disease, including lower costs, speedier results and greater accessibility without exposure to radiation, and we are eager to bring those benefits to millions of patients and clinicians in the U.S.”

The FDA has 60 days after receipt of the NDA to review and determine if the application is sufficiently complete to permit a substantive review and meets the threshold for filing.

About ImagifyTM

ImagifyTM is an investigational new drug developed to assess perfusion using ultrasound (or echocardiography) for the detection of coronary artery disease. Myocardial perfusion is blood flow in the heart muscle and is a sensitive marker of coronary artery disease. Currently, perfusion information is not available using cardiac ultrasound but must be obtained using a nuclear stress test, which is the most frequently used imaging procedure for detecting coronary artery disease. Imagify is designed to provide real-time perfusion information with quicker results, lower cost, broader access and no exposure to radiation compared with nuclear stress tests. Imagify was designed to be used with commercially available ultrasound equipment and established imaging techniques.

About CAD

According to the American Heart Association, approximately 16 million people in the United States suffer from coronary artery disease (CAD), the single leading cause of death in the United States. CAD is characterized by the accumulation of plaque, which narrows coronary arteries and reduces blood flow in the heart muscle. The reduced blood flow can cause chest pain, and if the plaque ruptures, it may cause a heart attack. The American Heart Association estimates that the direct and indirect cost of CAD in the United States for 2007 is more than $150 billion. Early detection of CAD can save lives, reduce treatment costs and improve patients’ quality of life. Two of the most common methods of CAD screening are nuclear stress imaging and stress echocardiography, or “stress echo”—ultrasound of the heart. In 2006, more than 10 million of these screening procedures were performed in the United States, including more than seven million nuclear stress tests and nearly three million stress echo procedures.

About Acusphere, Inc.

Acusphere is a specialty pharmaceutical company that develops new drugs and improved formulations of existing drugs using its proprietary microsphere technology. We are focused on developing proprietary drugs that can offer significant benefits such as improved safety and efficacy, increased patient compliance, greater ease of use, expanded indications or reduced cost. Our lead product candidate, Imagify™ (Perflubutane Polymer Microspheres) for Injectable Suspension, is a cardiovascular drug for the detection of coronary artery disease, the leading cause of death in the United States. Imagify is designed to enable ultrasound to compete more effectively with nuclear stress testing, the leading procedure for detecting coronary artery disease. It is estimated that over 10 million procedures are done each year in the U.S. to detect coronary artery disease, the leading cause of death in the United States. Imagify and the Company’s other product candidates were created using proprietary technology that enables Acusphere to control the porosity and size of nanoparticles and microspheres in a versatile manner that allows them to be customized to address the delivery needs of a variety of drugs. For more information about Acusphere visit the Company’s web site at www.acusphere.com.

“Acusphere” and “Imagify” are trademarks of Acusphere, Inc.

The above press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, including statements regarding the safety and efficacy of and commercial opportunity for Imagify. There can be no assurance that the FDA will accept as complete for review the Company’s NDA for Imagify or that Imagify will be approved for the indication the Company is seeking, or at all.  The Company’s actual results may differ materially from those anticipated in these forward-looking statements based upon a number of factors, including anticipated operating losses and existing capital obligations, uncertainties associated with research, development, testing and related regulatory approvals, including uncertainties regarding regulatory evaluation of the Company’s statistical analysis plan and clinical trial results and uncertainties regarding the potential effects of not achieving clinical endpoints, uncertainties regarding the cost, timing and ultimate success of the qualification of the Company’s commercial manufacturing facility in accordance with applicable regulatory requirements, complex manufacturing, high quality requirements, lack of commercial manufacturing experience, dependence on third-party manufacturers, suppliers and collaborators, uncertainties associated with intellectual property, competition, loss of key personnel, uncertainties associated with market acceptance and adequacy of reimbursement, technological change and government regulation, and other risks and challenges detailed in the Company’s filings with the U.S. Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2007. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances that occur after the date of this press release or to reflect the occurrence of unanticipated events.

CONTACT: Conway Communications
Mary T. Conway, 617-244-9682
or
Acusphere, Inc.
Investors: 617-925-3444
IR@acusphere.com
or
Media: 617-648-8800

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